Exhibit 3.1

CERTIFICATE OF ELIMINATION

with respect to

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

of

CABOT OIL & GAS CORPORATION

The undersigned, Lisa A. Machesney, does hereby certify that:

1. The undersigned is the duly elected and acting Vice President, Managing Counsel and Corporate Secretary of Cabot Oil & Gas Corporation, a Delaware corporation (the “Company”).

2. Pursuant to authority conferred upon the Board of Directors of the Company by the Certificate of Incorporation of the Company, on January 14, 2010 the Board of Directors of the Company adopted the following resolutions, which resolutions relate to the Series A Junior Participating Preferred Stock, par value $.10 per share, of the Company (“Series A Preferred Stock”) previously established:

BE IT RESOLVED, that none of the authorized shares of the Series A Preferred Stock are outstanding, and none of the authorized shares of Series A Preferred Stock will be issued pursuant to the Certificate of Designations of Series A Junior Participating Preferred Stock of the Company filed April 17, 1991, as amended (the “Certificate of Designations”); and further

RESOLVED, that the Company be, and hereby is, authorized and directed to file with the Secretary of State of the State of Delaware a certificate containing these resolutions, with the effect under the General Corporation Law of the State of Delaware of eliminating from the Certificate of Incorporation of this Company all matters set forth in the Certificate of Designations with respect to the Series A Preferred Stock.

3. I further declare under penalty of perjury that the matters set forth in this Certificate are true and correct of my own knowledge.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate and does affirm the foregoing as true this 22nd day of January, 2010.

CABOT OIL & GAS CORPORATION

By:	/s/ Lisa A. Machesney
Lisa A. Machesney
Vice President, Managing Counsel and Corporate Secretary